                                                                       Exhibit 2

LOWENSTEIN SANDLER P.C.
Michael S. Etkin, Esq. (ME-0570)
Ira M. Levee, Esq. (IL-9958)
65 Livingston Avenue
Roseland, NJ 07068-1791
(973) 597-2312
Local Counsel for NQL Inc.

ANGEL & FRANKEL, P.C.
John H. Drucker, Esq. (JD-2524)
Bonnie L. Pollack, Esq. (BP-3711)
460 Park Avenue
New York, NY 10022-1906
(212) 752-8000
Counsel for NQL Inc.

                            UNITED STATES BANKRUPTCY
                          COURT DISTRICT OF NEW JERSEY
-----------------------------------X
                                         IN THE PROCEEDING FOR
In re:                                   REORGANIZATION UNDER CHAPTER 11
                                         OF THE BANKRUPTCY CODE.
NQL INC.,
                                         Hon. Novalyn L. Winfield
                     Debtor.
                                         Case No. 02-31661
-----------------------------------X


                     AMENDED CHAPTER 11 PLAN OF LIQUIDATION



                                         Angel & Frankel, P.C.
                                         Counsel for NQL Inc.
                                         460 Park Avenue
                                         New York, NY 10022
                                         (212) 752-8000

                                TABLE OF CONTENTS

ARTICLE I Definitions .....................................................    1
   1.1 "Administrative Bar Date" ..........................................    2
   1.2 "Administrative Claim" .............................................    2
   1.3 "Administrative Period" ............................................    2
   1.4 "Adversary Proceedings" ............................................    2
   1.5 "Allowed Administrative Claims" ....................................    2
   1.6 "Allowed Claim" or "Allowed Interest" ..............................    3
   1.7 "Allowed Priority Claim" ...........................................    3
   1.8 "Allowed Tax Claim" ................................................    3
   1.9 "Allowed Unsecured Claim" ..........................................    3
   1.10 "Asset Sales"......................................................    3
   1.11 "Ballot" ..........................................................    4
   1.12 "Ballot Deadline" .................................................    4
   1.13 "Bankruptcy Code" .................................................    4
   1.14 "Bankruptcy Court" ................................................    4
   1.15 "Bankruptcy Rules" ................................................    4
   1.16 "Bar Date" ........................................................    4
   1.17 "Business Day" ....................................................    4
   1.18 "Claim" ...........................................................    5
   1.19 "Claimant" ........................................................    5
   1.20 "Class". ..........................................................    5
   1.21 "Committee" .......................................................    5
   1.22 "Confirmation" ....................................................    5
   1.23 "Confirmation Date" ...............................................    5
   1-24 "Confirmation Hearing" ............................................    5
   1.25 "Consummation" ....................................................    5
   1.26 "Debtor" ..........................................................    5
   1.27 "Disclosure Statement" ............................................    5
   1.28 "Disputed Claim" ..................................................    6
   1.29 "Disputed Claimholder" or "Disputed Equity Interestholder" ........    6
   1.30 "Effective Date" ..................................................    6
   1.31 "Equity Interest" .................................................    6
   1.32 "Estate" ..........................................................    6
   1.33 "Filing Date" .....................................................    6
   1.34 "Final Decree" ....................................................    7
   1.35 "Final Order" .....................................................    7
   1.36 "Former DCI" ......................................................    7
   1.37 "Former DCI Parties" ..............................................    7
   1.38 "Impaired" ........................................................    7
   1.39 "Person" ..........................................................    7
   1.40 "Plan" ............................................................    8
   1.41 "Plan Administrator" ..............................................    8
   1.42 "Preferred Stock" .................................................    8
   1.43 "Preferred Stock Interest" ........................................    8
   1.44 "Priority Claim" ..................................................    8

   1.45 "Professional" ....................................................    8
   1.46 "Professional Fees" ...............................................    8
   1.47 "Pro Rata" ........................................................    8
   1.48 "Released Parties" ................................................    9
   1.49 "Reorganization Case" .............................................    9
   1.50 "Rosenfarb" .......................................................    9
   1.51 "Sale Proceeds" ...................................................    9
   1.52 "Tax Claim" .......................................................   10
   1.53 "Unimpaired Claim" ................................................   10
   1.54 "United States Trustee" ...........................................   10
   1.55 "Unsecured Claim" .................................................   10
   1.56 "Unsecured Creditor" ..............................................   10
   1.57 "ViewCast" ........................................................   10
   1.58  "ViewCast Asset Sale" ............................................   10
   1.59  "ViewCast Stock" .................................................   10

ARTICLE II Plan Summary and Classification of Claims and Interests ........   10

ARTICLE III Asset Sales and Means of Execution and Distributions
  Under Plan ..............................................................   12

ARTICLE IV Treatment of Claims and Interests under the Plan ...............   14

ARTICLE V Securities Provisions Regarding Debtor's Stock and the Viewcast
  Stock ...................................................................   16

ARTICLE VI Discharge. Release and Injunction Provisions ...................   16

ARTICLE VII Impairment and Cramdown .......................................   19

ARTICLE VIII Executory Contracts ..........................................   20

ARTICLE IX Conditions Precedent to Effective Date; Consummation of Plan ...   20

ARTICLE X Provisions for Treatment of Disputed Claims and
  Disputed Interests ......................................................   20

ARTICLE XI Adversary Proceedings ..........................................   22

ARTICLE XII Appeals .......................................................   22

ARTICLE XIII Post-Confirmation Rights. Duties and Services of Plan
  Administrator ...........................................................   23

ARTICLE XIV Retention of Jurisdiction .....................................   26

ARTICLE XV Miscellaneous ..................................................   27

LOWENSTEIN SANDLER P.C.
Michael S. Etkin, Esq. (ME-0570)
Ira M. Levee, Esq. (IL-9958)
65 Livingston Avenue
Roseland, NJ 07068-1791
(973) 597-2312
Local Counsel for NQL Inc.

ANGEL & FRANKEL, P.C.
John H. Drucker, Esq. (JD-2524)
Bonnie L. Pollack, Esq. (BP-3711)
460 Park Avenue
New York, NY 10022-1906
(212) 752-8000
Counsel for NQL Inc.

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY

-----------------------------------X
                                         IN THE PROCEEDING FOR
In re:                                   REORGANIZATION UNDER CHAPTER 11
                                         OF THE BANKRUPTCY CODE.
NQL INC.,
                                         Hon. Novalyn L. Winfield
                     Debtor.
                                         Case No. 02-31661
-----------------------------------X

                     AMENDED CHAPTER 11 PLAN OF LIQUIDATION

      NQL Inc., Debtor-in-Possession in the above-captioned chapter 11 case, hereby proposes the following Amended Chapter 11 Plan of Liquidation pursuant to section 1121(a) of the Bankruptcy Code.

                                    ARTICLE I

                                   DEFINITIONS

      For the purposes of this Plan and to the extent not otherwise provided herein, the terms below shall have the respective meanings hereinafter set forth. Unless otherwise indicated, the singular shall include the plural. Capitalized terms shall refer to the terms as defined in this

Article and any term used in the Plan which is not defined below, but which is used in the Bankruptcy Code and the Bankruptcy Rules, shall have the meaning assigned to it in the Bankruptcy Code or the Bankruptcy Rules.

      1.1 "Administrative Bar Date" means the Business Day which is forty-five
(45) days after Confirmation, by which date Claimants must file applications for payment of Administrative Claims, including Claims for Professional Fees.

      1.2 "Administrative Claim" means a Claim incurred during the Administrative Period, purporting to meet the requirements of any subsection of section 503(b) of the Bankruptcy Code, and which is entitled to treatment under section 507(a)(l) of the Bankruptcy Code, including but not limited to Professional Fees.

      1.3 "Administrative Period" means the period beginning on the Filing Date and ending on the Confirmation Date.

      1.4 "Adversary Proceedings" means all demands or actions which may be commenced to recover money, real or personal property or any other assets on behalf of the Estate, including, without limitation, actions under sections 544, 545, 547, 548, 549 and 553(b) of the Bankruptcy Code, any other appropriate section of the Bankruptcy Code, or any other federal or local laws.

      1.5 "Allowed Administrative Claim" means each Administrative Claim allowed by Final Order of the Bankruptcy Court. The Confirmation Order shall specifically provide that each Administrative Claimant that fails to timely and duly file a request for payment of its Administrative Claim by the Administrative Bar Date shall have its Administrative Claim expunged and shall thereafter be forever barred from asserting any such Administrative Claim.

      1.6 "Allowed Claim" or "Allowed Interest" means (a) each Claim, Equity Interest or Preferred Stock Interest listed on the Debtor's schedules which is liquidated in amount and not designated as contingent or disputed, and against which Claim, Equity Interest or Preferred Stock Interest no objection to the allowance thereof has been heretofore or is hereafter interposed, or if such objections have been interposed, as to each such objection there is a Final Order entered allowing any part of such Claim, Equity Interest or Preferred Stock Interest, (b) each Claim, Equity Interest or Preferred Stock Interest against the Estate, proof of which was filed on or before the Bar Date, against which Claim, Equity Interest or Preferred Stock Interest no objection to the allowance thereof has been heretofore or is hereafter interposed, or if such objections have been interposed, as to each such objection there is a Final Order entered allowing any part of such Claim, Equity Interest or Preferred Stock Interest, (c) each Claim, Equity Interest or Preferred Stock Interest against the Estate which is reduced to writing, consented to by the Debtor, liquidated in amount and approved by a Final Order, or (d) each Allowed Administrative Claim against the Estate.

      1.7 "Allowed Priority Claim" means each Priority Claim which satisfies any one of the requirements of paragraph 1.6 of this Plan.

      1.8 "Allowed Tax Claim" means each Tax Claim which satisfies any one of the requirements of paragraph 1.6 of this Plan.

      1.9 "Allowed Unsecured Claim" means each Unsecured Claim which satisfies any one of the requirements of paragraph 1.6 of this Plan.

      1.10 "Asset Sales" means the sales of (a) Debtor's software division to WhiteShark LLC, and (b) substantially all of the assets of Former DCI to ViewCast, both pursuant to section

363 and other applicable provisions of the Bankruptcy Code, as further described in Part II(B) of the Disclosure Statement.

      1.11 "Ballot" means the ballot form to be distributed to holders of Impaired Claims entitled to vote upon this Plan in connection with the solicitation of acceptances of the Plan.

      1.12 "Ballot Deadline" means the date established by the Bankruptcy Court by which all completed Ballots must be received.

      1.13 "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. Sections 101- 1330, as now in effect or as hereafter amended.

      1.14 "Bankruptcy Court" means the United States Bankruptcy Court for the District of New Jersey, Martin Luther King, Jr. Federal Building and Courthouse, 3rd Floor, 50 Walnut Street, Newark, NJ 07102, having jurisdiction over Debtor's Reorganization Case, or such other Court as may hereafter exercise primary jurisdiction over Debtor's Reorganization Case.

      1.15 "Bankruptcy Rules" means. collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, and the Local Rules of the Bankruptcy Court, as applicable to the Reorganization Case or proceedings therein, as the case may be.

      1.16 "Bar Date" means August 6, 2002, the date established by the Clerk of the Bankruptcy Court pursuant to its notice dated April 11, 2002 as the last day for Claimants to file proofs of Claim against the Estate. Pursuant to the Clerk's notice, the term "Bar Date" with respect to Tax Claims only shall mean August 14, 2002.

      1.17 "Business Day" means any day other than a Saturday, Sunday or "legal holiday" as that term is defined in Bankruptcy Rule 9006(a).

      1.18 "Claim" means a claim against the Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

      1.19 "Claimant" means the holder of a Claim.

      1.20 "Class" means a category of holders of Claims or Equity Interests as described in Article II hereof.

      1.21 "Committee" means the Official Committee of Unsecured Creditors in Debtor's case, appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code.

      1.22 "Confirmation" means entry of the Confirmation Order by the Bankruptcy Court.

      1.23 "Confirmation Date" means the date upon which the Confirmation Order is entered.

      1.24 "Confirmation Hearing" means the hearing to consider Confirmation of the Plan under section 1129 of the Bankruptcy Code.

      1.25 "Consummation" means the distributions to holders of Allowed Claims to be commenced on or about the Effective Date.

      1.26 "Debtor" means NQL Inc., in its corporate capacity and as the debtor and debtor-in-possession in the Reorganization Case.

      1.27 "Disclosure Statement" means the amended disclosure statement relating to the Plan dated September 12, 2003 and all exhibits annexed thereto, filed in connection with Debtor's Reorganization Case pursuant to section 1125(a) of the Bankruptcy Code and Bankruptcy Rule 3018, and approved by the Bankruptcy Court as containing "adequate information" as that term is defined in section 1125(a)(1) of the Bankruptcy Code, as the same may be amended, supplemented or modified from time to time by any duly authorized amendment, supplement or modification.

      1.28 "Disputed Claim" means, as applicable, any Claim, Equity Interest or Preferred Stock Interest (a) designated as disputed, contingent or unliquidated on the Debtor's schedules or (b) against which an objection to the allowance thereof has heretofore been or is hereafter interposed and which has not been allowed by Final Order of the Bankruptcy Court. Disputed Claims and Interests shall be dealt with in the manner set forth in Article X of the Plan.

      1.29 "Disputed Claimholder", "Disputed Equity Interestholder" or "Disputed Preferred Stock Interestholder" means the holder of a Disputed Claim, Disputed Equity Interest or Disputed Preferred Stock Interest, respectively.

      1.30 "Effective Date" means ten (10) Business Days after resolution of all requests for payment of Administrative Claims which are filed by the Administrative Bar Date. No distribution to Claimants under this Plan shall occur prior to the Effective Date, except for Professional Fees or other Allowed Administrative Claims which may be paid as authorized by order of the Bankruptcy Court

      1.31 "Equity Interest" means the interest of any holder of (a) equity securities of the Debtor represented by any issued and outstanding shares of Common Stock or (b) any option, warrant or right to acquire or receive such equity securities. Equity Interest shall not include the interest of any holder of Preferred Stock of the Debtor.

      1.32 "Estate" means the estate created in the Reorganization Case pursuant to section 541 of the Bankruptcy Code.

      1.33 "Filing Date" means February 15, 2002, the date of the filing of a voluntary petition for relief by the Debtor under chapter 11 of the Bankruptcy Code, thereby commencing Debtor's Reorganization Case.

      1.34 "Final Decree" means the order to be entered by the Bankruptcy Court in accordance with section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022, closing the Reorganization Case.

      1.35 "Final Order" means an order or judgment entered by the Bankruptcy Court, or another Court of competent jurisdiction, in connection with Debtor's Reorganization Case, which order or judgment has not been reversed, stayed, modified or amended and as to which order or judgment the time to appeal or seek certiorari, review or rehearing has expired and as to which order or judgment no appeal or petition for certiorari, review or rehearing is pending or as to which order or judgment any right to appeal or to seek certiorari, review or rehearing has been waived in writing in a manner satisfactory to the Debtor.

      1.36 "Former DCI" means NQL Sub-Surviving Corporation, the Debtor's subsidiary formerly known as Delta Computec Inc.

      1.37 "Former DCI Parties" means John DeVito, Alex Roque and any current or former agent, representative, attorney, accountant, financial advisor or other professional of Former DCI, or any officer, director, or employee of Former DCI.

      1.38 "Impaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code and will not be receiving payment in full of its Claim or Equity Interest pursuant to the Plan.

      1.39 "Person" means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or political subdivision thereof or any other entity.

      1.40 "Plan" means this amended chapter 11 Plan of Liquidation, and any exhibits annexed hereto and any documents delivered in connection herewith, as the same may be amended or modified from time to time by any duly authorized amendment or modification.

      1.41 "Plan Administrator" shall mean Rosenfarb.

      1.42 "Preferred Stock" means the 23,407 issued and outstanding shares of preferred stock of the Debtor held by Hampshire Equity Partners, entitled to a distribution preference of $23,407,000 prior to the Equity Security Holders receiving any distribution on account of their Equity Interests.

      1.43 "Preferred Stock Interest" means the interest of any holder of equity securities of the Debtor represented by issued and outstanding shares of Preferred Stock or any option, warrant or right to acquire or receive Preferred Stock.

      1.44 "Priority Claim" means a Claim which qualifies or priority treatment under sections 507(a) (3), (4), (5) or (6) of the Bankruptcy Code.

      1.45 "Professional" means any professional employed in the Reorganization Case pursuant to sections 327,328 or 1103 of the Bankruptcy Code.

      1.46 "Professional Fees" means any Claim for compensation and reimbursement of costs and expenses relating to services incurred after the Filing Date and prior to and including the Confirmation Date pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code, by any professionals retained pursuant to sections 327, 328 or 1103 of the Bankruptcy Code, which must be applied for and allowed by the Bankruptcy Court.

      1.47 "Pro Rata" means proportionally, so that the ratio of the amount of consideration distributed on account of an Allowed Claim to the Allowed amount of the Claim is in the same ratio of the amount of consideration distributed on account of all Allowed Claims of the Class in which the particular Allowed Claim is included to the amount of all Allowed Claims of that Class.

           1.48 "Released Parties" means (a) the Debtor; (b) the Committee; (c) the members of the Committee (but only in the member's capacity as such); and
(d) any current or former agent, representative, attorney, accountant, financial advisor or other professional of the Plan Administrator, the Debtor, or the Committee and any officer, director, or employee of the Debtor, including, but not limited to, Matthew Harrison and Jason Meyer, but only to the extent, in each case, such party served in such capacity on or after the Filing Date, and specifically excluding any Former DCI Parties, but solely in their capacity as officers, directors, employees, agents, representatives, attorneys, financial advisors or other professionals of Former DCI.

      1.49 "Reorganization Case" means the bankruptcy case of the Debtor designated as Bankr. No. 02-31661-NLW, commenced on the Filing Date by the filing of a voluntary petition for relief under chapter 11 of the Bankruptcy Code and ending upon the entry of a Final Decree.

      1.50 "Rosenfarb" means RosenfarbWinters, LLC, Debtor's retained accountants and consultants.

      1.51 "Sale Proceeds" means the proceeds of the Asset Sales remaining after payment of (a) expenses and Administrative Claims incurred in the ordinary course of business during the Administrative Period, (b) post-Confirmation expenses incurred by the Debtor in the ordinary course of business including, but not limited to, post-Confirmation Professional Fees, and (c) post-Confirmation fees and expenses of the Plan Administrator as described in
Article XIII of the Plan. The Sale Proceeds amounts to approximately $217,589 as of May 15, 2003. Sale Proceeds includes cash and the proceeds to be received from the disposition of the ViewCast Stock, as further described in Part II(B) of the Disclosure Statement.

      1.52 "Tax Claim" means a Claim of any governmental unit for a tax incurred prior to the Confirmation Date purporting to satisfy the requirements of section 507(a)(8) of the Bankruptcy Code, entitled to treatment under section
1129(a)(9) of the Bankruptcy Code.

      1.53 "Unimpaired Claim" means a Claim that is not an Impaired Claim.

      1.54 "United States Trustee" means any and all representative and employees of the Office of the United States Trustee, District of New Jersey, the entity empowered to administer the Reorganization Case.

      1.55 "Unsecured Claim" means any Claim which does not satisfy the requirements of an Administrative, Priority or Tax Claim and which is not an Equity Interest or Preferred Stock Interest.

      1.56 "Unsecured Creditor" means the holder of an Unsecured Claim.

      1.57 "ViewCast" means Viewcast.com, Inc., the purchaser of substantially all of the assets of Former DCI.

      1.58 "ViewCast Asset Sale" means the sale of substantially all of the assets of Former DCI to ViewCast, approved by order of the Bankruptcy Court dated August 7,2002, as described in Part II(B) of the Disclosure Statement.

      1.59 "ViewCast Stock" means 150,000 shares of ViewCast's Class D Redeemable Convertible Preferred Stock issued or to be issued by ViewCast to Former DCI in connection with the ViewCast Asset Sale.

                                   ARTICLE II

             PLAN SUMMARY AND CLASSIFICATION OF CLAIMS AND INTERESTS

      2.1 This Plan provides for the Sale Proceeds, which constitute the only assets of the Debtor's Estate, to be distributed to Claimants. The order of distribution of the Sale Proceeds is:

            (i) Allowed Administrative Claims;

            (ii) Allowed Tax Claims;

            (iii) Allowed Priority Claims;

            (iv) Allowed Unsecured Claims;

            (v) Allowed Preferred Stock Interests; and

            (vi) Allowed Equity Interests.

      2.2 This distribution is mandated by sections 507, 1129 and/or 726 of the Bankruptcy Code. Administrative Claims will be the senior most Claims to receive distribution and Unsecured Claims are the most junior Claims to receive distribution. It is highly unlikely that either holders of Preferred Stock Interests or Equity Interests will receive any distribution. Allowed Claims in any senior Class must be paid in full before any distribution may be made to the next junior Class.

      2.3 An Allowed Claim is part of a particular Class only to the extent that the Allowed Claim qualifies within the definition of that Class and is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class.

      2.4 All Allowed Claims and Equity Interests shall be divided into the following Classes, which Classes shall be mutually exclusive:

            (a) Unclassified Claims. Allowed Administrative Claims and Allowed Tax Claims are Unimpaired and are not classified in the Plan.

            (b) Class 1 (Priority Claims). Class 1 shall consist of any Allowed Priority Claims.

            (c) Class 2 (Unsecured Claims). Class 2 shall consist of all Allowed Unsecured Claims.

            (d) Class 3 (Preferred Stock Interests). Class 3 shall consist of all Allowed

Preferred Stock Interests.

            (e) Class 4 (Equity Interests). Class 4 shall consist of all Allowed Equity Interests.

                                   ARTICLE III

         ASSET SALES AND MEANS OF EXECUTION AND DISTRIBUTIONS UNDER PLAN

      3.1 This Plan is a liquidating plan since all of the Debtor's assets have been or will be liquidated to pay Claimants hereunder. The Asset Sales and the Sale Proceeds are described in Part II(B) of the Disclosure Statement. As set forth therein, the Sale Proceeds consist of cash and certain shares of ViewCast Stock. The Plan Administrator may redeem the shares of ViewCast Stock for cash or may convert the shares of ViewCast Stock into Conversion Shares (as defined in Part II(B)(2) of the Disclosure Statement) and thereafter may resell the Conversion Shares for cash prior to distribution as the Plan Administrator determines in its sole discretion. With respect to the distributions to be made under the Plan, the cash will be distributed first and, thereafter, distribution shall be made of the shares of ViewCast Stock or Conversion Shares, in the event that such shares of ViewCast Stock have not previously been redeemed for cash or converted into Conversion Shares and resold for cash.

      3.2 This Plan is what is commonly referred to as a "pot" or "cascading" plan. As such, all distributions under the Plan shall be made in the order provided for in the Bankruptcy Code. Allowed Administrative Claims shall be paid in full before distributions on Allowed Tax Claims; Allowed Tax Claims shall be paid in full before distributions on Allowed Priority Claims; Allowed Priority Claims shall be paid in full before distributions on Allowed Unsecured Claims; and Allowed Unsecured Claims shall be paid in full with interest before distributions on Allowed Preferred Stock Interests, which shall be paid in full before distribution on Allowed

Equity Interests. In the event there are not sufficient Sale Proceeds to pay a particular Class in full, Claimants within that Class will share Pro Rata in any remaining Sale Proceeds and Claimants in subordinate Classes shall receive no distribution on their Claims. The distribution order provided in this Plan is mandated by applicable sections of the Bankruptcy Code, including sections 503(b), 506, 507, 726 and 1129.

      3.3 All distributions made pursuant to the Plan shall be made by, or under the direction of, the Plan Administrator. Payments shall be made on a Business Day. No payments in fractions of dollars or shares will be made. No payment worth less than $20 shall be made to any holder of a Claim. The Plan Administrator shall make periodic distributions to Creditors until such time as all of the Debtor's assets, including the Sale Proceeds, are distributed. The Plan Administrator shall not be required to make a distribution until there exists distributable assets of at least $100,000 more than amounts necessary to satisfy Administrative Claims and ongoing expenses. The initial distribution shall be made on or about the Effective Date. Prior to making a distribution of the ViewCast Stock, the Plan Administrator may redeem the ViewCast Stock for cash or may convert the ViewCast Stock for Conversion Shares, and may thereafter either distribute the Conversion Shares or resell the Conversion Shares for cash in the manner described in detail in the Disclosure Statement, and distribute the proceeds to Creditors hereunder. The Plan Administrator, in its sole discretion, shall have the option of distributing the ViewCast Stock without redeeming or converting same if it believes such a distribution to be necessary, desirable, or appropriate. To the extent that any Class is not paid in full from any of the distributions, the next distribution shall first be made to such Class until such Class is paid in full and, thereafter, subsequent Classes shall be paid by the Plan Administrator, as set forth in Article IV below. Issues regarding the disposition of assets or distributions for which there is no specific provision in this Plan will be addressed by the Plan Administrator in its reasonable discretion.

      3.4 As set forth in Exhibit "A" to the Disclosure Statement, it is anticipated that Allowed Administrative and Tax Claims shall be paid in full. It is further anticipated that Allowed Priority Claims and Unsecured Claims may or may not be paid in full and, that no distribution shall be made upon Allowed Preferred Stock Interests or Equity Interests.

                                   ARTICLE IV

                TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

      4.1 Unclassified Claims. Allowed Administrative and Tax Claims are not classified hereunder. Allowed Administrative Claims, including Claims for Professional Fees, shall be paid in full in the manner set forth in Section 3.3 hereof prior to payment upon any Allowed Tax Claims or any Claims in Classes 1, 2, 3 and 4. These Claims are Unimpaired.

      Any holder of an Administrative Claim, including Claims for Professional Fees, must make a request for the allowance and payment of said Claims by the Administrative Bar Date or shall otherwise be barred from pursuing said Claim or obtaining payment thereon.

      From and after Confirmation, any Administrative Claims incurred by the Debtor in the ordinary course of business, including post-Confirmation Professional Fees, shall be paid in accordance with ordinary business terms and without the need for further Court order.

      Allowed Tax Claims, if any, shall be paid in full in the manner set forth in Section 3.3 hereof prior to payment upon any Claims in Classes 1, 2, 3 and 4. In the event that insufficient Sale Proceeds exist for the payment of all such Claims in full, Allowed Tax Claimants shall receive their Pro Rata share of the remaining Sale Proceeds.

      4.2 Class 1 (Priority Claims). This Class consists of Allowed Priority Claims, if any, which shall be paid in full in the manner set forth in Section
3.3 hereof prior to payment upon any Claims in Classes 2, 3 and 4. In the event that insufficient Sale Proceeds exist for the payment of such Claims in full, Claimants within this Class shall receive their Pro Rata share of the remaining Sale Proceeds. Claims within this Class may be Impaired.

      4.3 Class 2 (Unsecured Claims). Allowed Unsecured Claims shall be paid in full together with interest from the Filing Date at the legal rate of interest as calculated on the Confirmation Date, in the manner set forth in Section 3.3 hereof prior to payment upon any Interests in Classes 3 or 4. In the event that insufficient Sale Proceeds exist for the payment of all such Claims in full, Claimants within this Class shall receive their Pro Rata share of the remaining Sale Proceeds. It is anticipated that said Claims are Impaired hereunder.

      4.4 Class 3 (Preferred Stock Interests). Allowed Preferred Stock Interests are entitled to a distribution preference of $23,407,000 prior to the Equity Interest Holders receiving any distribution upon their Equity Interests, and shall be paid in full in the manner set forth in Section 3.3 hereof prior to payment upon any Equity Interests in Class 4. In the event that insufficient Sale Proceeds exist for the payment of all such Interests in full, holders of Preferred Stock interests shall receive their Pro Rata share of the remaining Sale Proceeds. It is anticipated that said Interests are Impaired hereunder. On the Effective Date, all Preferred Stock Interests shall be terminated and their certificates deemed canceled.

      4.5 Class 4 (Equity Interests). While the Debtor believes that it is highly unlikely if not virtually impossible that the Sale Proceeds will ever be sufficient to provide for a distribution to Equity Interest Holders, in the unlikely event that the Sale Proceeds are sufficient for such a distribution, the Plan Administrator will take such steps as are necessary to cause a distribution to be made upon such Equity Interests. On the Effective Date, all Equity Interests shall be terminated and their certificates deemed cancelled. Class 4 Equity Interests are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

                                    ARTICLE V
     SECURITIES PROVISIONS REGARDING DEBTOR'S STOCK AND THE VIEWCAST STOCK

      As provided in Sections 4.4 and 4.5 above, Preferred Stock Interests and Equity Interests in the Debtor will be deemed cancelled on the Effective Date. As also set forth above and in Part II(B) of the Disclosure Statement, the Plan Administrator may redeem the ViewCast Shares for cash, or may convert the ViewCast Stock to Conversion Shares and resell the Conversion Shares for cash, and distribute the cash proceeds to Creditors in accordance with this Plan. However, certain distributions under this Plan may be in shares of ViewCast Stock or Conversion Shares if the Plan Administrator, in its sole discretion, believes that such a stock distribution is necessary, desirable, or appropriate. The ViewCast Stock is subject to the ViewCast Sale Agreement, a Registration Rights Agreement and a Certificate of Designations (the "Stock Documents"), all as described in the Disclosure Statement.

      THE DEBTOR MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO SELL OR DISPOSE OF ANY SHARES OF VIEWCAST STOCK OR ANY CONVERSION SHARES WHICH ANY PERSON MAY RECEIVE UNDER THIS PLAN.

      THE DEBTOR RECOMMENDS THAT RECIPIENTS OF VIEWCAST STOCK OR CONVERSION SHARES UNDER THE PLAN, IF ANY, CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS, IF ANY, ON THEIR ABILITY TO DISPOSE OF THE VIEWCAST STOCK OR THE CONVERSION SHARES, INCLUDING THE PROVISIONS OF THE STOCK DOCUMENTS.

                                   ARTICLE VI

                  DISCHARGE, RELEASE AND INJUNCTION PROVISIONS

      6.1 Satisfaction of Claims and Interests in the Debtor. The treatment to be provided for respective Allowed Claims against, or Preferred Stock Interests or Equity Interests in, the Debtor pursuant to the Plan shall be in full satisfaction, settlement and release of such respective Claims, Preferred Stock Interests and Equity Interests.

      6.2 Release and Waiver of Claims. As of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise expressly provided in the Confirmation Order or herein, all Persons who, directly or indirectly, have held, hold or may hold Claims against the Debtor or Preferred Stock Interests or Equity Interests in the Debtor shall be deemed, by virtue of the treatment to be provided for respective Allowed Claims against or Allowed Preferred Stock Interests or Equity Interests in the Debtor, including their right to receive distributions and/or other treatment contemplated under the Plan, to have forever covenanted with the Debtor to waive, release and not to
(a) sue, or otherwise seek any recovery from the Debtor, whether for tort, contract, violations of federal or state securities laws, or otherwise, based upon any act or occurrence or failure to act taken from the Filing Date through the Effective Date arising out of the business or affairs of the Debtor, or (b) assert any Claim, obligation, right, cause of action and liability, directly or indirectly, which any such holder of a Claim against the Debtor or Preferred Stock Interest or Equity Interest in the Debtor may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transactions or occurrence taking place prior or subsequent to the Filing Date through the Effective Date.

      6.3 Injunction. The Confirmation Order shall provide, among other things, that all Persons who have held, hold or may hold Claims against or Preferred Stock Interests or Equity

Interests in the Debtor are, with respect to, relating to or arising in connection with any such Claims or Preferred Stock Interests or Equity Interests, permanently enjoined from and after the Confirmation Date from taking any of the following actions (other than actions to enforce any rights or obligations under the Plan): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or any of their property; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Released Parties or any of their property; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or any of their property;
(iv) asserting any right of setoff or recoupment, directly or indirectly, against any obligation due the Released Parties or any of their property, except as contemplated or allowed by the Plan; (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (vi) prosecuting or otherwise asserting any right, claim or cause of action released pursuant to the Plan, including without limitation taking any actions, or commencing any action in contravention of the release, waiver or exculpation provisions of this Article VI of the Plan.

       6.4 Exculpation. The Released Parties and any property of or professionals retained by such parties, or direct or indirect predecessor in interest to any of the foregoing Persons, shall not have or incur any liability to any Person for any act taken or omission, after the Filing Date, in connection with or related to the Reorganization Case, including but not limited to (i) formulating, preparing, disseminating, implementing, confirming, consummating or administrating the Plan (including soliciting acceptances or rejections thereof); (ii) the Disclosure Statement or any contract, instrument, release or other agreement or document entered into or any action taken or omitted to be taken in connection with the Plan; or (iii) any distributions made pursuant to the Plan, except for acts constituting willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

       6.5 Release of Released Parties. As of the Effective Date, all Released Parties shall be released by the Debtor from any and all claims (as such term "claim" is defined in section 101(5) of the Bankruptcy Code) against them in their individual capacities or in their capacity as representatives of the Debtor, the Plan Administrator, or the Committee, except for claims arising from the willful misconduct or gross negligence of such Released Party, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                                   ARTICLE VII

                             IMPAIRMENT AND CRAMDOWN

      7.1 Claims in Classes 1 and 2 may be Impaired under this Plan, and for purposes of the Plan are treated as Impaired Classes. Classes 3 and 4 are Impaired hereunder.

      7.2 In the event that any Impaired Class of Claims has not accepted the Plan, the Debtor intends to seek to confirm the Plan under the "cramdown" provisions of section 1129(b) of the Bankruptcy Code, which is described in the Disclosure Statement.

                                  ARTICLE VIII

                              EXECUTORY CONTRACTS

      8.1 - All executory contracts (but excluding the ViewCast Sale Agreement to the extent it constitutes an executory contract) or unexpired leases not previously rejected by the Debtor shall be deemed rejected upon Confirmation of the Plan. Any Claim resulting from the rejection of an executory contract or unexpired lease pursuant to this Plan must be filed with the Clerk of the Bankruptcy Court and served upon counsel for the Debtor so as to be received within thirty (30) days after the Confirmation Date or shall be forever barred.

                                   ARTICLE IX

          CONDITIONS PRECEDENT TO EFFECTIVE DATE; CONSUMMATION OF PLAN

      9.1 The occurrence of the Effective Date of the Plan shall be conditioned upon (a) the entry by the Bankruptcy Court of the Confirmation Order which has become a Final Order, and (b) the resolution of all requests for payment of Administrative Claims which are filed by the Administrative Bar Date.

      9.2 Consummation of the Plan shall occur when the initial distribution to Claimants is made on or about the Effective Date. Upon Consummation, the Plan Administrator as authorized representative of the Debtor shall file an application for a Final Decree closing the Reorganization Case. All outstanding United States Trustee fees shall be paid prior to such time as the Reorganization Case is closed.

                                    ARTICLE X

                           PROVISIONS FOR TREATMENT OF
                     DISPUTED CLAIMS AND DISPUTED INTERESTS

      10.1 The Plan Administrator, as authorized representative of the Debtor, and/or the Committee shall have the right to object to Claims or Equity Interests within sixty (60) days of

Confirmation (unless any particular Claim may be filed after that time period, in which case the objection to any such Claim shall be filed within thirty (30) days of the Plan Administrator receiving notice in writing from such Claimant that such Claim has been filed, or within such other time period as may be fixed by the Court. If the Plan Administrator determines not to object to Claims or Equity Interests as authorized representative of the Debtor, at the Committee's request, the Plan Administrator shall retain Ravin Greenberg to object to Claims and Equity Interests, whose fees and expenses for such services shall be paid in accordance with ordinary business terms without the need for further Court order. Unless otherwise ordered by the Court, the Plan Administrator, as authorized representative of the Debtor, or the Committee, as the case may be, may litigate to judgment, settle or withdraw objections to Disputed Claims, without notice to any party in interest other than the Plan Administrator and/or the Committee as well as the affected Claimant.

      10.2 The Plan Administrator shall reserve from the funds payable on any applicable distribution date an amount sufficient to pay Disputed Claims in the event such Disputed Claims become Allowed Claims in whole or in part.

      10.3 Notwithstanding any other provision of the Plan, no distribution shall be made under the Plan on account of any Disputed Claim, unless and until such Claim becomes an Allowed Claim. Upon allowance of a Disputed Claim in whole or in part, distribution shall be made upon such Allowed Claim as soon as practicable. Payments made in accordance herewith shall not include interest except as provided in Article III hereof. Any monies attributable to a portion of a Disputed Claim which is disallowed shall be distributed Pro Rata to the holder of Allowed Claims in accordance with the terms of Article III hereof.

                                   ARTICLE XI

                              ADVERSARY PROCEEDINGS

      11.1 The Debtor does not believe that there are any Adversary Proceedings to be commenced in this case, but the Plan Administrator as authorized representative of the Debtor shall have the right to commence Adversary Proceedings within sixty (60) days of Confirmation if deemed necessary or appropriate. If the Plan Administrator determines not to commence Adversary Proceedings as the authorized representative of the Debtor, the Committee may request that the Plan Administrator commence such action, and if the Plan Administrator declines to do so, the Committee may seek authorization of the Bankruptcy Court to commence such action in the name of the Debtor, and if such action is authorized by the Bankruptcy Court, the Plan Administrator shall retain Ravin Greenberg to commence such Adversary Proceedings, whose fees and expenses for such services shall be paid in accordance with ordinary business terms without the need for further Court order, and with all recoveries, net of legal fees, costs and expenses attributable to such actions, to be treated in the same manner as the Sale Proceeds.

                                   ARTICLE XII

                                     APPEALS

      12.1 The appeal by any party, other than the Plan Administrator, as authorized representative of the Debtor, or the Committee, of any order or judgment entered by the Bankruptcy Court, or any Court having primary jurisdiction of any dispute in which the Debtor or the Committee is a party, with respect to Confirmation, resolution of any Disputed Claim or any other matter in which the Debtor or Committee is a party, shall not prevent or delay Consummation. There shall be a stay of Consummation only if granted by a Court having jurisdiction of the matter.

      12.2 An appealing party, other than the Plan Administrator, as authorized representative of the Debtor, or the Committee, requesting a stay of Consummation may do so only on proper application therefore and only upon the posting of any required bond in connection therewith and either the Plan Administrator or the Committee may oppose any such application for a stay.

                                  ARTICLE XIII
       POST-CONFIRMATION RIGHTS, DUTIES AND SERVICES OF PLAN ADMINISTRATOR

      13.1 From and after the Confirmation Date, the Debtor's existing management and board of directors will be replaced by the Plan Administrator which shall be the authorized representative of the Debtor, and shall conduct all of the Debtor's business from after the Confirmation Date, including but not limited to the rights and obligations of those set forth in this Plan and the following:

      (a) Monitor the remaining payments to be made by ViewCast to Former DCI, and by Former DCI to the Debtor, in connection with the ViewCast Asset Sale, and address and resolve any issues that may arise as a result thereof;

      (b)   Make the required distributions to holders of Claims under the Plan;

      (c) Retain and/or compensate Professionals on behalf of the Debtor including any professionals previously retained on behalf of the Debtor or the Committee;

      (d) Make payment of ongoing ordinary course expenses of the Debtor and the Plan Administrator, including post-Confirmation Professional Fees;

      (e)   Object to Disputed Claims, if required;

      (f) Redeem the ViewCast Stock for cash or convert it to ViewCast common shares for either resale or distribution;

      (g) Except to the extent otherwise specifically restricted by this Plan, prosecute any and all causes of action of the Debtor and its estate against third parties including but not limited to preference and fraudulent conveyance actions and to compromise or settle any suits, claims or demands or waive or release any rights related thereto;

      (h) Take possession of the Debtor's books and records and store and maintain such books and records;

      (i) Purchase insurance for such coverage and limits as it reasonably deems necessary;

      (j) Deposit any monies or securities with any one or more banks, trust companies or other banking institutions;

      (k) Sign and file any and all documents including required tax returns as authorized representative of, and on behalf of, the Debtor;

      (l) Effectuate the cancellation of Debtor's Equity Interests and Preferred Stock Interests as provided in Sections 4.4 and 4.5 of the Plan;

      (m) Effectuate a dissolution of Former DCI in any manner it deems appropriate after consultation with counsel, including without limitation by means of State Court liquidation and or dissolution;

      (n) Effectuate a dissolution of the Debtor, unless the Plan Administrator determines to have the Debtor dissolved by operation of law, after all Plan payments have been made;

      (o) File a Certificate of Amendment for Stock Corporation with the State of Delaware to reduce the number of post-Confirmation authorized shares of the Debtor;

      (p) Provide the Committee (while in existence), counsel to the Committee and counsel to the Debtor with status reports and updates upon request;

      (q) Take any steps and actions necessary to turnover the DCI Purchase Trust Account (as defined in Section 1(A) of the Disclosure Statement) to the State of New York; and

      (r) Perform any other actions or services necessary to comply with and effectuate the Plan.



      13.2 The Plan Administrator may conclusively rely, and shall be fully protected in acting upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document which it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt. In the absence of its willful misconduct or gross negligence, the Plan Administrator may conclusively rely on the truth of statements and correctness of the facts and opinions expressed therein and shall be fully protected in acting thereon. The Plan Administrator may consult with legal counsel and shall be fully protected in respect of any action taken or suffered by it in accordance with the advice of legal counsel. The Plan Administrator shall have the right at any time to seek instructions from the Court concerning the disposition of the Sale Proceeds.

      13.3 The Plan Administrator shall not be liable for its actions and conduct except to the extent such actions or conduct constitute willful misconduct or gross negligence. Except for acts of willful misconduct or gross negligence, the Plan Administrator shall be entitled to be exonerated and indemnified from the Sale Proceeds against any and all losses, claims, costs, expenses and liabilities arising out of or in connection with the Sale Assets or the affairs of the Debtor. The foregoing provisions shall also extend to the officers, employees and agents of the Plan Administrator. The Plan Administrator shall not be obligated to give any bond or surety or other security for the performance of any of its duties unless otherwise ordered by the Court; if so otherwise ordered, all costs and expenses of procuring any such bond shall be paid from the Sale Proceeds

      13.4 All fees and expenses of the Plan Administrator in connection with the foregoing duties and services shall be paid from the Sale Proceeds prior to a distribution of the Sale Proceeds to creditors hereunder. From and after the Confirmation Date, the Plan Administrator shall provide a monthly statement of its fees and expenses to the Debtor and counsel to the Committee. Such statement shall be paid upon the earlier of (a) five ( 5 ) business days after the Debtor and Committee counsels' receipt of the statement, or (b) if an objection is made by the Debtor's or Committee's counsel to the payment of such statement, immediately upon resolution of such dispute, or upon entry of a Court order authorizing any such fees and expenses.

                                   ARTICLE XIV

                            RETENTION OF JURISDICTION

      14.1 From and after the Confirmation Date and until the Final Decree closing Debtor's case is entered, the Bankruptcy Court shall retain such jurisdiction as is legally permissible over the Reorganization Case for the following purposes:

      (a) to hear and determine any and all objections to the allowance of any Claim or any controversy as to the classification of Claims or any matters which may directly, indirectly or contingently effect the obligations of Debtor to any parties;

      (b) to hear and determine any and all applications for compensation and reimbursement of expenses to any Claimants, including Professional Fees and to resolve any disputes with respect to the ongoing fees and expenses of the Plan Administrator;



      (c) to liquidate any disputed, contingent or unliquidated Claims;

      (d) to enforce the provisions of the Plan;

      (e) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out the purpose and the intent of the Plan; and

      (f) to determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code.

                                   ARTICLE XV

                                  MISCELLANEOUS

      15.1 Headings. Headings are used in this Plan for the convenience of reference only and shall not constitute a part of this Plan for any other purpose.

      15.2 Defects, Omissions and Amendments. This Plan may be altered, amended or modified by the Debtor or upon order of the Bankruptcy Court, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

      15.3 Governing Law. Except to the extent that the Bankruptcy Code is applicable, all rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

      15.4 Severability. Should any provision of this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of this Plan.

      15.5 Revocation. In the event any part of the Plan is determined to be unenforceable, the Debtor reserves the right to amend, revoke or withdraw this Plan.

      15.6 Effect of Withdrawal or Revocation. If the Debtor amends, revokes or withdraws this Plan pursuant to Section 15.5 above, or if the Conditions to the Effective Date do not occur, then this Plan shall be deemed null and void and in such event nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person or prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

      15.7 Unclaimed Distributions. In the event that any distribution under the Plan remains unclaimed (either because it is returned as undeliverable or not negotiated) for six (6) months from the date of such distribution, the Claimant shall forfeit all rights thereto and thereafter the Claim in respect of which such distribution was to have been made shall be treated as a disallowed claim, shall not be subject to reconsideration pursuant to section 502(j) of the Bankruptcy Code, and shall receive no further payments. In this regard, distributions to Claimants shall be sent to their last known addresses set forth on a proof of claim filed with the Bankruptcy Court or, if no proof of claim is filed, on the schedules filed by the Debtor or on the books and records of the Debtor. The amount of any unclaimed distributions shall be redistributed Pro Rata to the remaining holders of Allowed Claims within the applicable Class at the time of the next distribution to that Class; provided, however, that any unclaimed distribution resulting from the final distribution to any Class will be returned to, and become property of, the Debtor.

      15.8 The Committee. The Committee shall remain in existence until the later of (a) entry of a Final Decree closing Debtor's case pursuant to Bankruptcy Rule 3011, or (b) resolution of all Claims objections made or determined to be made by the Committee; provided, however, that the Committee shall continue to exist after such date solely with respect to any motions or other actions seeking the enforcement or implementation of the Plan and the Confirmation Order.

      15.9 Fractional Distribution. Whenever any payment of a fraction of a dollar or of ViewCast Stock or Conversion Shares would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar or share of ViewCast Stock or Conversion Shares.

      15.10 Blank Ballots. Any Ballot which is executed by the holder of an Allowed Claim but which does not indicate an acceptance or rejection of the Plan shall be deemed to be an acceptance of the Plan. Any Ballot not filed in accordance with the filing instructions on the Ballot shall not be counted for voting purposes.

      15.1 1 Notices. Any notice, request or demand to be made to or upon the Debtor or the Committee hereunder shall be in (i) writing and (ii) served by certified mail, addressed as follows: John H. Drucker, Esq., Angel & Frankel, P.C., 460 Park Avenue, New York, New York, 10022-1906;

Morris Bauer, Esq., Ravin Greenberg, 101 Eisenhower Parkway, Roseland, NJ 07068; and Stuart L. Fleischer, RosenfarbWinters, LLC, 386 Park Ave. South, New York, NY 10016.

Dated: New York, New York
       September 12, 2003       NQL Inc.

                                By: /s/ Matthew Harrison
                                    --------------------------------------------
                                    Matthew Harrison, Authorized Representative

                                           (UNITED STATES BANKRUPTCY COURT SEAL)


Ira M. Levee (IL 9958)
LOWENSTEIN SANDLER PC
65 Livingston Avenue
Roseland, NJ 07068 1791
(973) 597 2500
Local Counsel for Debtor
ANGEL & FRANKEL, PC
John H. Drucker, Esq.
Bonnie L. Pollack, Esq.
460 Park Avenue
New York, New York 10022 1906
(212) 752 8000
Counsel for Debtor

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF NEW JERSEY

----------------------------------------x
                                        IN THE PROCEEDING FOR
In re:                                  REORGANIZATION UNDER CHAPTER 11
                                        OF THE BANKRUPTCY CODE

NQL INC.,
                                        Hon. Novalyn L. Winfield
                        Debtor.
                                        Case No. 02-31661
----------------------------------------x

                        ORDER CONFIRMING DEBTOR'S AMENDED
                         CHAPTER 11 PLAN OF LIQUIDATION

      The relief set forth on the following pages, numbered two (2) through ( ) is hereby ORDERED.



                                       -------------------------------------
                                       Honorable Novalyn L. Winfield

                                       /s/ Novalyn L. Winfield
                                       -------------------------------------
                                       Honorable Novalyn L. Winfield
                                       United States Bankruptcy Judge

DATED: 11/25/2003

      A petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") having been filed on February 15,2002 by NQL Inc. (the "Debtor") and an order for relief having been simultaneously entered; and the Debtor having originally filed with this Court on July 31, 2003, a Chapter 11 Plan of Liquidation and Disclosure Statement dated July 29, 2003, and having thereafter filed with this Court on September 15, 2003 an Amended Chapter 11 Plan of Liquidation (the "Plan") and an Amended Disclosure Statement (the "Disclosure Statement") dated September 12, 2003; and

      Pursuant to notice of this Court dated August 4,2003, a hearing occurred on September 16, 2003 (the "Disclosure Statement Hearing") to approve the Disclosure Statement; and

      By Order dated September 19, 2003 (the "Approval Order"), this Court, inter alia, (i) approved the Disclosure Statement as containing adequate information in accordance with Section 1125 of the Bankruptcy Code, (ii) authorized the transmittal of the Disclosure Statement, the Plan, the Ballot(1) and the Approval Order collectively, the "Solicitation Package") to all creditors entitled to vote under the Plan, (iii) dispensed with the requirement that the Solicitation Package be served on Debtor's Common Shareholders, (iv) authorized the Debtor to provide publication notice of the approval of the Disclosure Statement, (v) fixed October 29,2003 as the last date for receipt of Ballots accepting or rejecting the Plan and for objections to confirmation of the Plan, and (vi) scheduled the hearing on Confirmation of the Plan to occur on November 18, 2003 (the "Confirmation Hearing"); and

      It appearing from affidavits of service on file with this Court that the Solicitation Package has been served, and the publication notice was published, in accordance with the Approval Order; and the Ballots of acceptances and rejections of the Plan by the holders of Claims entitled to vote having been received and tallied; and upon the certification of Angel & Frankel, P.C.,

-----------
1 All capitalized terms used but not otherwise defined herein shall have the meanings ascribed in the Plan.

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003
appointed as Ballot Agent pursuant to the Approval Order to tabulate acceptances and rejections of the Plan; and the Confirmation Hearing having been conducted on November 18,2003; and after hearing the arguments of counsel and any evidentiary testimony required; and upon the record of the Disclosure Statement Hearing and of the Confirmation Hearing; and due deliberation having been had; and sufficient cause appearing to me therefore; and

      This Court having determined and found, after notice and a hearing, that:

      A. Pursuant to 28 U.S.C. Sections 157 and 1334, this Court has jurisdiction over the Debtor's bankruptcy case. Venue is proper pursuant to 28 U.S.C. Sections 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2)(L) and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed, and this Court shall retain jurisdiction for all purposes under and in connection with the Plan, Confirmation of the Plan and all disputes arising out of or relating to the Confirmation and Consummation of the Plan and under and in connection with all documents executed in furtherance of the Plan.

      B. All persons, entities or governmental agencies entitled or required to receive notice have received due, proper and adequate notice of the Disclosure Statement Hearing and the Confirmation Hearing;

      C. The Plan complies with the applicable provisions of Chapter 11 of the Bankruptcy Code, including, without limitation, the proper classification of Claims as permitted by Section 1122 of the Bankruptcy Code;

      D The Debtor, as the proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code;

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003

      E. Pursuant to Section 1123(a) of the Bankruptcy Code, the Plan: (i) specifies those Classes of Claims, Preferred Stock Interests and Equity Interests that are not Impaired under the Plan, (ii) specifies the treatment of each Class of Claims, Preferred Stock Interests and Equity Interests that is Impaired by the Plan, (iii) provides the same treatment for each Claim, Preferred Stock Interest or Equity Interest of a particular Class, unless the holder of a particular Claim, Preferred Stock Interest or Equity Interest agrees to a less favorable treatment of such particular Claim. Preferred Stock Interest or Equity Interest, and (iv) provides adequate means for the implementation of the Plan;

      F. The Plan has been proposed in good faith and not by any means forbidden by law;

      G. Pursuant to Section 1126(b) of the Bankruptcy Code, the solicitation of votes to accept or reject the Plan was in compliance with all applicable law, rules and regulations governing the adequacy of disclosure in connection with such solicitation, and such solicitation was conducted after disclosure of adequate information as defined in Section 1125 of the Bankruptcy Code;

      H. (i) Any payment made or promised by the Debtor or by any person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Debtor's Chapter 11 case, or in connection with the Plan and incident to the Debtor's Chapter 11 case, has been disclosed to this Court and (ii) any payment made before Confirmation of the Plan is reasonable, or if such payment is to be fixed upon or after Confirmation of the Plan, such payment is subject to the approval of the Court as reasonable;

      I. (i) The Debtor has disclosed the identity of the entity proposed to serve, after Confirmation of the Plan, as Plan Administrator of the Debtor; and the appointment of the Plan

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003

Administrator is consistent with the interests of creditors and equity security holders and with public policy;

      J. With respect to each Class designated by the Plan, each holder of a Claim, Preferred Stock Interest or an Equity Interest in such Class has accepted the Plan, or will receive or retain under the Plan, on account of such Claim, Preferred Stock Interest or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date;

      K. The treatment under the Plan of Claims (if any) of the type specified in Sections 507(a)(1), 507 (a)(3), 507(a)(4), 507(a)(6), 507(a)(7) and 507(a)(8)
of the Bankruptcy Code complies with the provisions of Section 1129(a)(9) of the Bankruptcy Code;

      L. At least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

      M. With respect to the Claims of the kind specified in Classes 1, 2 and 3 of the Plan, Ballots accepting the Plan have been timely received representing more than two-thirds (?) in dollar amount and more than one-half (1/2) in number of the holders of Claims in such Classes which voted on the Plan;

      N. All of the applicable requirements of Section 1129(a) of the Bankruptcy Code have been met with respect to the Plan;

      O. Confirmation of the Plan is not likely to be followed by the need for further financial reorganization of the Debtor under the Plan. The Court finds that the Plan is feasible pursuant to Section 1129(a) (11) of the Bankruptcy Code;

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                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003

      P. No governmental or regulatory commission has jurisdiction over rates charged by the Debtor;

      Q. The procedures by which the Ballots were distributed and tabulated were fair, properly conducted and complied with the prior Orders of this Court;

      R. All fees payable under 28 U.S.C. Section 1930 have been paid or will be paid on or before the Effective Date, and thereafter will be paid in the ordinary course;

      S. The Debtor is not obligated to pay retiree benefits and therefore
Section 1129(a) (13) of the Bankruptcy Code is inapplicable;

      T. Except as set forth in this Order, the release and injunction provisions of the Plan and the effectuation of such releases and injunctions are necessary, appropriate, fair and equitable; and

      U. The objections to Confirmation, if any, that were not withdrawn were not supported by adequate evidence and are overruled.

      IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

      1. The findings set forth hereinabove are hereby incorporated and shall be deemed to be an Order of this Court. This Court's oral findings of fact and conclusions of law, if any, made at the Confirmation Hearing are further incorporated herein by reference.

      2. The Plan be, and hereby is, approved and confirmed in all respects.

      3. The Debtor be, and hereby is, authorized to take all steps necessary to effectuate Consummation of the Plan and the payments and distributions therein set forth, all in conformity with the terms of the Plan.

      4. As of the date of this Order, the Plan Administrator shall be and is vested with all powers of the Board of Directors and the Officers of the Debtor, and with all rights, duties and obligations set forth in the Plan and shall conduct all of the Debtor's business as authorized

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003
representative from and after the date of this Order. Any individual authorized by Rosenfarb, including Stuart Fleischer, shall be authorized to act on behalf of the Plan Administrator and in such capacity is authorized to execute any and all documents as an officer of the Debtor.

      5. Distributions required to be made to the holders of Allowed Claims shall be made as provided in the Plan.

      6. The Plan and its provisions shall be binding upon the Debtor, and any and all entities acquiring property under the Plan, any holders of Claims against, or Preferred Stock Interests or Equity Interests in, the Debtor, any federal, state or local taxing authorities, and any other interested party, whether or not such Claim or Preferred Stock Interest or Equity Interest of such holder or right or obligation of any interested parties are Impaired under the Plan and whether or not such holder or party in interest has accepted the Plan.

      7. From and after the Effective Date, in accordance with the Plan, payments and distributions to each holder of a Disputed Claim that ultimately becomes an Allowed Claim and reserves to be maintained for Disputed Claims shall be made in accordance with the provisions of the Plan with respect to the Class of creditors to which the respective holder of an Allowed Claim belongs.

      8. The releases, discharges and injunctions as provided for under the Plan are incorporated into this Order by reference and such provisions shall be deemed to have been ordered by this Court.

      9. The treatment to be provided for respective Allowed Claims against, or Preferred Stock Interests or Equity Interests in, the Debtor pursuant to the Plan shall be in full satisfaction, settlement and release of such respective Claims, Preferred Stock Interests and Equity Interests.

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003

      10. As of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise expressly provided in the Confirmation Order or herein, all Persons who, directly or indirectly, have held, hold or may hold Claims against the Debtor, or Preferred Stock Interests or Equity Interests in the Debtor, shall be deemed, by virtue of the treatment to be provided for respective Allowed Claims against or Allowed Preferred Stock Interests or Equity Interests in the Debtor, including their right to receive distributions and/or other treatment contemplated under the Plan, to have forever covenanted with the Debtor to waive, release and not to (a) sue, or otherwise seek any recovery from the Debtor, whether for tort, contract, violations of federal or state securities laws, or otherwise, based upon any act or occurrence or failure to act taken from the Filing Date through the Effective Date arising out of the business or affairs of the Debtor, or (b) assert any Claim, obligation, right, cause of action and liability, directly or indirectly, which any such holder of a Claim against the Debtor or Preferred Stock Interest or Equity Interest in the Debtor may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transactions or occurrence taking place prior or subsequent to the Filing Date through the Effective Date.

      11. All Persons who have held, hold or may hold Claims against or Preferred Stock Interests or Equity Interests in the Debtor are, with respect to, relating to or arising in connection with any such Claims or Preferred Stock Interests or Equity Interests, permanently enjoined from and after the Confirmation Date from taking any of the following actions (other than actions to enforce any rights or obligations under the Plan): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003
affecting the Released Parties or any of their property; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Released Parties or any of their property; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or any of their property; (iv) asserting any right of setoff or recoupment, directly or indirectly, against any obligation due the Released Parties or any of their property, except as contemplated or allowed by the Plan;
(v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (vi) prosecuting or otherwise asserting any right, claim or cause of action released pursuant to the Plan, including without limitation taking any actions, or commencing any action in contravention of the release, waiver or exculpation provisions of Article VI of the Plan; provided, however, that other than with respect to any individual or entity who voted in favor of the Plan, the injunction provisions of this order or of Section 6.3 of the Plan shall not apply to any suit, action or other proceeding in any forum against any current or former officer, director or employee of the Debtor based upon alleged damages in connection with the purchase or sale of a security of the Debtor occurring prior to the Filing Date.

      12. The Released Parties and any property of or professionals retained by such parties, or direct or indirect predecessor in interest to any of the foregoing Persons, shall not have or incur any liability to any Person for any act taken or mission, after the Filing Date, in connection with or related to the Reorganization Case, including but not limited to (i) formulating, preparing, disseminating, implementing, confirming, consummating or administrating the Plan (including soliciting acceptances or rejections thereof); (ii) the

Disclosure Statement or any contract, instrument, release or other agreement or document entered into or any action taken or omitted to be taken in connection with the Plan; or (iii) any distributions made pursuant to the Plan, except for acts constituting willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      13. As of the Effective Date, all Released Parties shall be released by the Debtor from any and all claims (as such term "claim" is defined in Section 101(5) of the Bankruptcy Code) against them in their individual capacities or in their capacity as representatives of the Debtor, the Plan Administrator, or the Committee, except for claims arising from the willful misconduct or gross negligence of such Released Party, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      14. Except as otherwise provided in this Order, any and all executory contracts or unexpired leases of the Debtor not expressly assumed or rejected pursuant to an Order of the Bankruptcy Court prior to the Confirmation Date or not expressly assumed pursuant to the Plan or the subject of an application pending as of the Confirmation Date to assume or reject, shall be deemed to have been rejected by the Debtor upon Confirmation of the Plan as of the Confirmation Date.

      15. Any Claims arising out of the rejection of contracts or unexpired leases pursuant to the Plan must be filed with the Clerk of the Court and served upon counsel for the Debtor at the address set forth in the Plan, so as to be received within thirty (30) days after the Confirmation Date or be forever barred. Nothing in the Plan or in this Order shall be deemed to extend a deadline previously set by the Court for filing of proofs of claim, including without

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003
limitation, deadlines set by the Court with regard to executory contracts and leases heretofore rejected by Court Order.

      16. PURSUANT TO SECTION 503(b) OF THE BANKRUPTCY CODE, A MOTION FOR ALLOWANCE OF ANY ADMINISTRATIVE CLAIM INCURRED PRIOR TO THE CONFIRMATION DATE, INCLUDING CLAIMS FOR PROFESSIONAL FEES, MUST BE FILED WITH THE BANKRUPTCY COURT NO LATER THAN FORTY-FIVE (45) DAYS FOLLOWING THE CONFIRMATION DATE. EACH ADMINISTRATIVE CLAIMANT WHO FAILS TO FILE A TIMELY MOTION SHALL HAVE ITS ADMINISTRATIVE CLAIM EXPUNGED AND SHALL THEREAFTER BE BARRED FROM PURSUING SUCH ADMINISTRATIVE CLAIM.

      17. Any professional fees or expenses incurred by the Debtor in respect of any services rendered to the Debtor or the Plan Administrator after the Confirmation Date shall be paid in accordance with the terms of the particular transaction, without application to, or obtaining an order from, the Bankruptcy Court.

      18. In accordance with Section 1142(b) of the Bankruptcy Code, the Plan Administrator as authorized representative of the Debtor is hereby authorized to execute and deliver any instrument and perform any other act that is necessary for the Consummation of the Plan.

      19. Any objections to Confirmation that have not been withdrawn are denied and overruled in their entirety with prejudice.

      20. In the event of any inconsistency between: (a) the Plan, any order of this Court issued prior to the Confirmation Date, or any agreement, instrument or document intended to implement the Plan or be executed in furtherance of the Plan and (b) this Confirmation Order, the provisions of this Confirmation Order shall govern and shall supersede any such provision of

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003
the Plan, or any such agreement, instrument, document or order of this Court issued prior to the Confirmation Date.

      21 The terms and provision of the Plan are incorporated into this Confirmation Order by reference thereto as if each term and provision was set forth herein as the findings, determinations and ordered provisions of this Order, and the failure to specifically include any particular term or provision in this Confirmation Order shall not diminish or impair the force or effect of such term or provision of the Plan.

      22. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

      23. This Court hereby retains jurisdiction for the purposes provided for in the Plan, for such other purposes as may be necessary to aid in the Confirmation, Consummation and implementation of the Plan, and for any purpose for which this Court previously retained jurisdiction by any prior order of this Court.

      24. All fees owing to the Office of the Clerk of the Bankruptcy Court must be paid in full within ten (10) days hereof.

      25. All fees due and payable under 28 U.S.C. Section 9 1930 shall be paid on or before the Effective Date of the Plan.

      26. The Debtor shall file a final decree closing its case after the Plan has been substantially consummated.

                         APPROVED BY JUDGE NOVALYN L. WINFIELD NOVEMBER 25, 2003